q

Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fourth Quarter and Fiscal Year 2025 Results

Double-digit annual revenue growth and record full-year earnings

OMAHA, Neb., October 23, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2025.

Key Highlights

Fourth Quarter:

•
International irrigation revenues increased 23 percent, led by growth in South America, the MENA region and Australia
•
North America irrigation revenues impacted by lower storm damage replacement demand and soft market conditions
•
Infrastructure revenues decreased 16 percent due to Road Zipper System™ project sales in the prior year that did not repeat

Full-Year:

•
Irrigation revenues increased 11 percent, led by growth in the MENA region and South America
•
Infrastructure revenues increased 16 percent, due to higher Road Zipper System project sales
•
Record net earnings and diluted earnings per share of $74.1 million and $6.78, respectively
•
Free cash flow generation reached 122 percent of net earnings

“In the fourth quarter, our international irrigation business continued to deliver strong growth, led by marked improvement in South America and further supported by an increase in project revenues in the Middle East and North Africa (MENA) region," said Randy Wood, President and Chief Executive Officer. "North America irrigation revenues were down in the quarter in line with expectations, primarily due to lower storm damage replacement activity, but also reflecting the challenging market conditions that persist. Infrastructure revenues were also lower in the quarter, due primarily to the timing of Road Zipper project sales compared to last year."

Wood continued, "I am very pleased with our ability to deliver strong full-year results with record net earnings and earnings per share despite challenging market conditions in North America irrigation. This, in addition to a 15 percent growth in operating income while delivering year-over-year improvement in operating margin, serves as a testament to the resiliency of our operating model and the execution-focused mindset of our teams globally. Our performance also illustrates the value of the geographic diversification of our business. Our operating performance, along with effective working capital management, resulted in strong free cash flow generation which further enhances our ability to continue funding growth investments in innovation and other long-term shareholder value creation opportunities."

Fourth Quarter Summary

Consolidated Financial Summary	Fourth Quarter
(dollars in millions, except per share amounts)	FY 2025	FY 2024	$ Change	% Change

Total revenues	$153.6	$155.0	($1.4)	(1%)
Operating income	$11.3	$13.5	($2.2)	(16%)
Operating margin	7.4%	8.7%
Net earnings	$10.8	$12.7	($1.9)	(15%)
Earnings per share	$0.99	$1.17	($0.18)	(15%)

Revenues for the fourth quarter of fiscal 2025 were $153.6 million, a decrease of $1.4 million, or 1 percent, compared to revenues of $155.0 million in the prior year. Higher international irrigation revenues were offset by lower revenues in both North America irrigation and the infrastructure segment compared to the prior year.

Operating income for the fourth quarter of fiscal 2025 was $11.3 million, a decrease of $2.2 million, or 16 percent, compared to operating income of $13.5 million in the prior year. Operating margin was 7.4 percent of sales, compared to

8.7 percent of sales in the prior year. The decrease in operating income and operating margin resulted from lower revenues and a less favorable margin mix of revenues compared to the prior year.

Net earnings for the fourth quarter of fiscal 2025 were $10.8 million, a decrease of $1.9 million, or 15 percent, compared with net earnings of $12.7 million in the prior year. Diluted earnings per share for the quarter of $0.99 reflected a decrease of 15 percent compared with diluted earnings per share of $1.17 in the prior year. The year-over-year decrease in net earnings resulted from lower operating income and a higher effective tax rate that was partially offset by higher other income compared to the prior year.

Fourth Quarter Segment Results

Irrigation Segment	Fourth Quarter
(dollars in millions)	FY 2025	FY 2024	$ Change	% Change
Revenues:
North America	$50.0	$61.7	($11.6)	(19%)
International	$79.0	$64.2	$14.8	23%
Total revenues	$129.0	$125.9	$3.2	3%
Operating income	$17.7	$17.1	$0.6	4%
Operating margin	13.7%	13.6%

Irrigation segment revenues for the fourth quarter of fiscal 2025 were $129.0 million, an increase of $3.2 million, or 3 percent, compared to $125.9 million in the prior year. North America irrigation revenues of $50.0 million decreased $11.6 million, or 19 percent, compared to the prior year. The decrease in revenues resulted primarily from lower unit sales volume while average selling prices were up slightly compared to the prior year. Lower unit sales volume in the current quarter was due primarily to less storm damage replacement demand compared to the prior year, along with soft market conditions.

International irrigation revenues for the fourth quarter of fiscal 2025 of $79.0 million increased $14.8 million, or 23 percent, compared to the prior year. The increase resulted from higher sales volumes in South America, the MENA region and Australia. The impact of foreign currency translation on revenues was minimal compared to the prior year.

Irrigation segment operating income for the fourth quarter of fiscal 2025 was $17.7 million, an increase of $0.6 million, or 4 percent, compared to the prior year. Operating margin was 13.7 percent of sales, compared to 13.6 percent of sales in the prior year. Increased operating income resulted primarily from higher revenues and the positive leverage of fixed operating expenses compared to the prior year.

Infrastructure Segment	Fourth Quarter
(dollars in millions)	FY 2025	FY 2024	$ Change	% Change

Total revenues	$24.5	$29.1	($4.6)	(16%)
Operating income	$3.5	$5.6	($2.1)	(37%)
Operating margin	14.4%	19.2%

Infrastructure segment revenues for the fourth quarter of fiscal 2025 were $24.5 million, a decrease of $4.6 million, or 16 percent, compared to $29.1 million in the prior year. The decrease was primarily driven by lower Road Zipper System™ sales and lease revenues while sales of road safety products were slightly higher compared to the prior year. The prior year fourth quarter included Road Zipper System project sales that did not repeat in the current year.

Infrastructure segment operating income for the fourth quarter of fiscal 2025 was $3.5 million, a decrease of $2.1 million, or 37 percent, compared to $5.6 million in the prior year. Operating margin was 14.4 percent of sales, compared to 19.2 percent of sales in the prior year. Lower operating income and operating margin resulted from lower revenue and a less favorable margin mix of revenues compared to the prior year.

Full-Year Summary

Consolidated Financial Summary	Full-Year
(dollars in millions, except per share amounts)	FY 2025	FY 2024	$ Change	% Change

Total revenues	$676.4	$607.1	$69.3	11%
Operating income	$88.1	$76.6	$11.5	15%
Operating margin	13.0%	12.6%
Net earnings	$74.1	$66.3	$7.8	12%
Earnings per share	$6.78	$6.01	$0.77	13%

Revenues for fiscal 2025 were $676.4 million, an increase of $69.3 million, or 11 percent, compared to revenues of $607.1 million in the prior year. Irrigation revenues increased $54.1 million primarily due to project sales in the MENA region and higher sales volume in Brazil and other parts of South America. These increases were partially offset by lower revenues in North America. Infrastructure revenues increased $15.2 million, primarily due to higher Road Zipper System project sales and higher sales of road safety products, while Road Zipper System lease revenues were slightly lower compared to the prior year.

Operating income for fiscal 2025 was $88.1 million, an increase of $11.5 million, or 15 percent, compared to operating income of $76.6 million in the prior year. Operating margin was 13.0 percent of sales, compared to 12.6 percent of sales in the prior year. The increase in operating income resulted primarily from higher revenues in both segments. Infrastructure segment operating margin increased due to a more favorable margin mix of higher Road Zipper System revenues while irrigation segment operating margin was comparable to the prior year.

Net earnings for fiscal 2025 were $74.1 million an increase of $7.8 million or 12 percent compared to net earnings of $66.3 million in the prior year. Diluted earnings per share for fiscal 2025 of $6.78 reflects an increase of 13 percent compared to $6.01, in the prior year. The increase in net earnings resulted from higher operating income and higher other income compared to the prior year. These increases were partially offset by the impact of a higher effective tax rate compared to the prior year.

The backlog of unfilled orders as of August 31, 2025, was $110.7 million compared with $180.9 million on August 31, 2024. Included in these backlogs are amounts of $9.8 million and $36.5 million, respectively, for orders not expected to be fulfilled within the subsequent twelve months. The decrease in backlog is primarily attributed to deliveries relating to a large irrigation project in the MENA region during fiscal 2025.

Outlook

Mr. Wood concluded, “Favorable weather conditions across much of the U.S. this growing season are expected to boost grain production and supply, keeping pressure on commodity prices. The effect of trade disruptions with major buyers of U.S. farm commodities could also negatively impact demand and thus commodity prices. We expect demand for irrigation equipment in North America to remain tempered until the outlook for commodity prices and farm income improves. In Brazil, demand for irrigation equipment remains stable and we expect to see continued growth for our business but high interest rates and the ongoing credit constraints remain as headwinds. In developing international irrigation markets we remain optimistic regarding additional growth opportunities with projects under development."

"In our infrastructure business, we expect to see continued stable growth in Road Zipper System leasing and road safety products. The Road Zipper System project sales funnel remains active, but we do not anticipate a large project being realized in fiscal 2026."

Fourth Quarter Conference Call

Lindsay’s fiscal 2025 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2025	2024	2025	2024

Operating revenues	$153,559	$154,998	$676,368	$607,074
Cost of operating revenues	108,854	109,299	465,588	416,019
Gross profit	44,705	45,699	210,780	191,055

Operating expenses:
Selling expense	10,462	11,011	41,740	39,905
General and administrative expense	17,723	16,596	62,986	57,419
Engineering and research expense	5,195	4,592	17,930	17,123
Total operating expenses	33,380	32,199	122,656	114,447

Operating income	11,325	13,500	88,124	76,608

Other income (expense):
Interest expense	(335)	(760)	(1,833)	(3,234)
Interest income	2,388	1,865	7,718	5,189
Other expense, net	244	580	574	487
Total other income	2,297	1,685	6,459	2,442

Earnings before income taxes	13,622	15,185	94,583	79,050

Income tax expense	2,809	2,449	20,531	12,793

Net earnings	$10,813	$12,736	$74,052	$66,257

Earnings per share:
Basic	$1.00	$1.18	$6.82	$6.04
Diluted	$0.99	$1.17	$6.78	$6.01

Shares used in computing earnings per share:
Basic	10,857	10,859	10,859	10,976
Diluted	10,928	10,903	10,918	11,017

Cash dividends declared per share	$0.37	$0.36	$1.45	$1.41

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands)	2025	2024	2025	2024
Operating revenues:
Irrigation:
North America	$50,046	$61,691	$273,839	$302,148
International	78,983	64,179	294,161	211,748
Irrigation total	129,029	125,870	568,000	513,896
Infrastructure	24,530	29,128	108,368	93,178
Total operating revenues	$153,559	$154,998	$676,368	$607,074

Operating income:
Irrigation	$17,697	$17,067	$96,963	$87,547
Infrastructure	3,533	5,594	26,339	18,995
Corporate	(9,905)	(9,161)	(35,178)	(29,934)
Total operating income	$11,325	$13,500	$88,124	$76,608

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, repair and replacement parts for irrigation systems and controls, and large diameter steel tubing, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, road marking and road safety equipment, railroad signals and structures, and technology to monitor critical safety infrastructure on roadways.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2025	August 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$250,575	$190,879
Receivables, net of allowance of $6,089 and $5,151, respectively	113,027	116,601
Inventories, net	136,859	154,453
Other current assets	32,303	31,279
Total current assets	532,764	493,212

Property, plant, and equipment, net	142,307	112,815
Intangible assets, net	23,331	25,366
Goodwill	84,459	84,194
Operating lease right-of-use assets	18,096	15,693
Deferred income tax assets	19,525	14,431
Equity method investment	8,763	—
Other noncurrent assets	11,591	14,521
Total assets	$840,836	$760,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,670	$37,417
Current portion of long-term debt	233	228
Other current liabilities	94,689	88,171
Total current liabilities	143,592	125,816

Pension benefits liabilities	3,418	4,167
Long-term debt	114,810	114,994
Operating lease liabilities	17,354	15,541
Deferred income tax liabilities	1,024	678
Other noncurrent liabilities	27,788	18,143
Total liabilities	307,986	279,339

Shareholders' equity:
Preferred stock	—	—
Common stock	19,167	19,124
Capital in excess of stated value	113,042	104,369
Retained earnings	745,397	687,093
Less treasury stock - at cost, 8,363 and 8,277 shares, respectively	(311,224)	(299,692)
Accumulated other comprehensive loss, net	(33,532)	(30,001)
Total shareholders' equity	532,850	480,893
Total liabilities and shareholders' equity	$840,836	$760,232

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
($ in thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$74,052	$66,257
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,896	21,200
Provision for uncollectible accounts receivable	1,725	694
Deferred income taxes	(1,433)	(3,895)
Share-based compensation expense	8,059	6,392
Foreign currency transaction loss	(718)	(971)
Other, net	(2,669)	450
Changes in assets and liabilities:
Receivables	3,448	23,478
Inventories	19,090	(765)
Other current assets	(784)	(9,543)
Accounts payable	11,115	(5,958)
Other current liabilities	(4,422)	(8,200)
Other noncurrent assets and liabilities	4,551	6,622
Net cash provided by operating activities	132,910	95,761

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(42,496)	(28,979)
Purchases of marketable securities available-for-sale	(14,676)	(18,831)
Proceeds from maturities of marketable securities available-for-sale	15,000	24,633
Purchase of equity method investment	(5,813)	—
Proceeds from settlement of net investment hedge	835	—
Payments for settlement of net investment hedge	(98)	—
Other investing activities, net	(1,326)	(2,764)
Net cash used in investing activities	(48,574)	(25,941)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(15,748)	(15,461)
Repurchase of common shares	(11,532)	(22,454)
Proceeds from exercise of stock options	1,507	479
Common stock withheld for payroll tax obligations	(1,450)	(1,575)
Other financing activities, net	372	370
Net cash used in financing activities	(26,851)	(38,641)

Effect of exchange rate changes on cash and cash equivalents	2,211	(1,055)
Net change in cash and cash equivalents	59,696	30,124
Cash and cash equivalents, beginning of period	190,879	160,755
Cash and cash equivalents, end of period	$250,575	$190,879